Exhibit 99.1

FOR IMMEDIATE RELEASE

Cohn Robbins Holdings Corp. Shareholders Approve Business Combination with Allwyn Entertainment AG and SPAC Extension Proposal

WILMINGTON, DE– September 7, 2022 – Cohn Robbins Holdings Corp. (NYSE:CRHC) (“CRHC”) today announced that its shareholders of record as of August 15, 2022 have approved the previously announced business combination with Allwyn Entertainment AG (“Allwyn” or the “Company”) (the “Business Combination”), a leading multinational lottery operator.

The Business Combination was supported by over 99.2% of the shares of CRHC voted at an extraordinary general meeting held on September 7, 2022. Approximately 66.7% of total outstanding shares voted.

Additionally, at a separate extraordinary general meeting held today, CRHC shareholders of record as of July 11, 2022 approved a proposal to extend the date by which CRHC must consummate its initial business combination from September 11, 2022, to December 11, 2022. With the approval, CRHC and Allwyn have additional flexibility to complete the Business Combination.

CRHC stated, “We appreciate the support of CRHC shareholders in approving the Business Combination with Allwyn. With the additional time our shareholders have provided, we are working diligently to complete the Business Combination with Allwyn as expeditiously as possible.”

All proposals considered and voted upon by CRHC’s shareholders at each of the extraordinary general meetings were approved. The formal results of the votes will be included in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) by CRHC.

For more information about the Business Combination, please visit www.cohnrobbins.com/investor-relations/ or see documents filed by Allwyn and CRHC with the SEC.

About Allwyn

Allwyn is a leading global lottery operator with wagers grown up to €19 billion in just over ten years. Allwyn builds lotteries that return more to good causes by focusing on innovation, technology, efficiency and safety across a growing casual gaming entertainment portfolio. The lottery-first approach of focusing on affordable recreational play has earned Allwyn leading market positions with trusted brands across Europe in Austria, Czech Republic, Greece and Cyprus, and Italy. In March 2022, Allwyn Entertainment Ltd was named as the Preferred Applicant for the license to operate the National Lottery in the U.K., one of the world’s largest lotteries. The license is set to run for 10 years from February 2024.

About Cohn Robbins Holdings Corp.

Founded and listed on the NYSE in 2020, Cohn Robbins Holdings Corp. is Co-Chaired by Gary D. Cohn and Clifton S. Robbins. Mr. Cohn is Vice Chairman of IBM and has more than 30 years of financial services experience spanning the private and public sectors, having served as Assistant to the President of the United States for Economic Policy and Director of the National Economic Council from January 2017 until April 2018, and as President, Chief Operating Officer and a director of The Goldman Sachs Group, Inc. from 2006-2016. Mr. Robbins has more than 35 years of investment management experience, including as Founder and Chief Executive Officer of Blue Harbour Group from 2004-2020, a Managing Member of global growth investor General Atlantic Partners from 2000-2004, and as a General Partner of Kohlberg Kravis Roberts & Co., where he worked from 1987-2000.

# # #

Contacts

For media inquiries:
Adam Weiner

Arrowpath Advisors for Cohn Robbins Holdings Corp.
CRHCmedia@arrowpath.com

+1 212 596 7700

Dana Dvorakova for Allwyn Entertainment

dana.dvorakova@allwynent.com

For investor inquiries:

allwyn.ir@icrinc.com

IR@allwynent.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to the Business Combination between, among other parties, CRHC and Allwyn. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” “strategy,” “future,” “opportunity,” “would,” “seem,” “seek,” “outlook” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this press release. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements include, without limitation, Allwyn’s and CRHC’s expectations with respect to anticipated financial impacts of the Business Combination, the satisfaction of closing conditions to the Business Combination, and the timing of the completion of the Business Combination. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of CRHC’s registration statement on Form S-1 (File No. 333-240277), its Annual Report on Form 10-K, as amended from time to time, for the fiscal year ended December 31, 2021 and its subsequent Quarterly Reports on Form 10-Q, and the Registration Statement filed by Allwyn. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside Allwyn’s and CRHC’s control and are difficult to predict. Many factors could cause actual future events to differ from the forward-looking statements in this document, including but not limited to: (1) the outcome of any legal proceedings that may be instituted against CRHC or Allwyn following the announcement of the Business Combination; (2) the inability to complete the Business Combination, including due to the inability to concurrently close the Business Combination and the private placement of common stock or due to failure to obtain approval of CRHC’s shareholders; (3) the risk that the Business Combination may not be completed by CRHC’s business combination deadline and the potential failure to obtain an extension of such deadline sought by CRHC; (4) the failure to satisfy the conditions to the consummation of the Business Combination, including the approval by CRHC’s shareholders and the satisfaction of the minimum trust account amount following any redemptions by CRHC’s public shareholders; (5) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (6) the risk that the Business Combination disrupts current plans and operations as a result of the consummation of the Business Combination; (7) the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; (8) costs related to the Business Combination; (9) changes in the applicable laws or regulations; (10) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) the risk of downturns and a changing regulatory landscape in the industry in which Allwyn operates; (12) Allwyn’s ability to obtain or maintain rights or licenses to operate in any market in which Allwyn operates or seeks to operate in the future; (13) the potential inability of Allwyn to raise additional capital needed to pursue its business objectives or to achieve efficiencies regarding other costs; (14) the enforceability of Allwyn’s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security; and (15) other risks and uncertainties described in CRHC’s registration statement on Form S-1 and Annual Report on Form 10-K, as amended from time to time, for the fiscal year ended December 31, 2020 and its subsequent Quarterly Reports on Form 10-Q, and the Registration Statement. Allwyn and CRHC caution that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither Allwyn nor CRHC gives any assurance that Allwyn or CRHC will achieve its expectations. Neither Allwyn nor CRHC undertakes or accepts any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, or should circumstances change, except as otherwise required by securities and other applicable laws.

Source: Cohn Robbins Holdings Corp.